Exhibit 10.98

Portions of this exhibit marked [*] are omitted and are requested to be treated confidentially.

TRADEMARK LICENSE AGREEMENT (ALFA TO SALIX)

dated August 6, 2012

by and between

ALFA WASSERMANN HUNGARY KFT.

and

SALIX PHARMACEUTICALS, INC.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

i

Article 9 - INDEMNIFICATION AND DAMAGES		19
9.1	In Favor of Salix	19
9.2	In Favor of AWH	19
9.3	Indemnification Procedures	19

Article 10 - DISPUTE RESOLUTION		21
10.1	Good Faith Discussions	21
10.2	Arbitration	21
10.3	Exceptions	22

Article 11 - ASSIGNMENT		22
11.1	Binding Effect	22
11.2	Assignment by AWH	22
11.3	Assignment by Salix	22

Article 12 - ENTIRE AGREEMENT AND MODIFICATION		23

Article 13 - LANGUAGE AND GOVERNING LAW		23
13.1	English Language	23
13.2	Governing Law	23

Article 14 - WAIVER		23

Article 15 - NOTICES		23

Article 16 - SEVERABILITY		25

Article 17 - HEADINGS AND CONSTRUCTION		25
17.1	Headings	25
17.2	References	25
17.3	Rules of Construction	25

Article 18 - COUNTERPARTS		25

Article 19 - MUTUAL DRAFTING		25

Article 20 - THIRD PARTY RIGHTS		25

Article 21 - RELATIONSHIP OF THE PARTIES		26

Article 22 - PERFORMANCE BY AFFILIATES		26

Article 23 - FURTHER ASSURANCE		26

ii

TRADEMARK LICENSE AGREEMENT

TRADEMARK LICENSE AGREEMENT (this “Agreement”) dated August 6, 2012 by and among Alfa Wassermann Hungary Kft., a corporation organized under the laws of Hungary (“AWH”), and Salix Pharmaceuticals, Inc., a corporation incorporated under the laws of the State of California, United States of America (“Salix”) (each, a “Party” and, collectively, the “Parties”).

WITNESSETH:

WHEREAS, Salix and Alfa Wassermann S.p.A., a corporation incorporated under the laws of Italy (“AWSPA”) and an Affiliate of AWH, have entered into an Amended and Restated License Agreement of even date herewith (the “Amended and Restated License Agreement”);

WHEREAS, the Amended and Restated License Agreement provides in part for the license by AWSPA to Salix of certain patent rights and unpatented technology rights for the purpose of enabling Salix to sell Alfa Licensed Products within the Field in the Salix Territory; and

WHEREAS, pursuant to the licenses granted herein by AWH to Salix, Salix wishes to use certain AWH trademarks to Exploit the Alfa Licensed Products and Rifaximin Products containing [*] of the Compound in the Salix Territory within the Field and AWH desires to license such trademarks to Salix;

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

Article 1 - CERTAIN DEFINITIONS

All capitalized terms used herein without definitions have the respective meanings set forth in the Amended and Restated License Agreement and are incorporated in this Agreement by reference.

“Alfa Licensed Trademarks” means the Xifaxan Trademark, the Crohn’s EIR Trademark, the Other EIR Trademarks, the New Indication Trademarks and [*] Trademarks.

“Alfa Standards” has the meaning set forth in Section 4.1(g).

“[*] Trademarks” has the meaning set forth in Section 2.5(a).

“Claimant” has the meaning set forth in Section 9.3(a).

“Continuing Trademark License Option” has the meaning set forth in Section 2.8.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

“Creative Works” has the meaning set forth in Section 5.4.

“Crohn’s EIR Trademark” has the meaning set forth in Section 2.2(a).

“ICC” has the meaning set forth in Section 10.2.

“Indemnitor” has the meaning set forth in Section 9.3(a).

“Losses” has the meaning set forth in Section 9.1.

“New Indication Trademarks” has the meaning set forth in Section 2.4(a).

“Other Alfa Domain Names” means all Internet domain names containing any Crohn’s EIR Trademark, Other EIR Trademark, New Indication Trademark or [*] Trademark, or any alternative spellings of any such Alfa Licensed Trademark.

“Other EIR Trademarks” has the meaning set forth in Section 2.3(a).

“Salix Non-Royalty Product” means, on a country-by-country and Rifaximin Product-by-Rifaximin Product basis, an Alfa Licensed Product, a Crohn’s EIR Product or a Rifaximin Product containing [*] of the Compound, as applicable, as to which Salix’s obligation to pay royalties to AWSPA pursuant to Section 4.1 or Section 4.3.3(e)(ii), respectively, of the Amended and Restated License Agreement in the relevant country has expired or terminated pursuant to Section 16.2.1 or Section 4.3.3(e)(ii), respectively, of the Amended and Restated License Agreement.

“Xifaxan Domain Names” has the meaning set forth in Section 4.1(a).

“Xifaxan Trademark” means the XIFAXAN and XIFAXAN 550 marks and any current or future registrations or applications for the registration thereof, including (i) [*], (ii) [*], (iii) [*], and (iv) [*].

“Xifaxan Web Site” has the meaning set forth in Section 4.1(e).

Article 2 - LICENSE GRANT AND COMPENSATION

2.1 Xifaxan Trademark License.

(a) AWH hereby grants to Salix (i) an exclusive (including with respect to AWH, AWSPA and their Affiliates) license (with the right to sublicense as set forth herein) to use the Xifaxan Trademark to Exploit (but not to Manufacture or have Manufactured) the Alfa Licensed Products (other than the Crohn’s EIR Product and Other EIR Products) for Existing Indications within the Field in the Salix Territory and (ii) a non-exclusive license (with the right

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

to sublicense as set forth herein) to use the Xifaxan Trademark in connection with the Manufacture of Alfa Licensed Products (other than the Crohn’s EIR Product and Other EIR Products) solely for purposes of Exploitation of such Alfa Licensed Products for Existing Indications within the Field in the Salix Territory, subject in each case ((i) and (ii)) to compliance with the terms of this Agreement, the Supply Agreements, and the Amended and Restated License Agreement.

(b) Salix shall have the right to sublicense the rights granted to it in Section 2.1(a) through multiple tiers of sublicensees to any party to whom Salix (or its sublicensee) grants a sublicense under the Existing Indications License in Section 4.1.1 of the Amended and Restated License Agreement, subject to Section 2.6 of this Agreement.

(c) The term of the license granted under Section 2.1(a) shall continue on a country-by-country and Alfa Licensed Product-by-Alfa Licensed Product basis until the relevant Alfa Licensed Product becomes a Salix Non-Royalty Product in the relevant country, at which time Salix shall have an option to retain the license granted under Section 2.1(a) for such Alfa Licensed Product in such country, as set forth in Section 2.8.

2.2 Crohn’s EIR Trademark License.

(a) AWH, in consultation with Salix, shall select the trademark to be used in connection with the Exploitation of the Crohn’s EIR Product in the Salix Territory (the “Crohn’s EIR Trademark”). The Crohn’s EIR Trademark shall be owned by AWH.

(b) AWH hereby grants to Salix (i) an exclusive (including with respect to AWH, AWSPA and their Affiliates) license (with the right to sublicense as set forth herein) to use the Crohn’s EIR Trademark to Exploit (but not to Manufacture or have Manufactured) the Crohn’s EIR Product within the Field in the Salix Territory and (ii) a non-exclusive license (with the right to sublicense as set forth herein) to use the Crohn’s EIR Trademark in connection with the Manufacture of Crohn’s EIR Product solely for purposes of Exploitation of Crohn’s EIR Product within the Field in the Salix Territory, subject in each case ((i) and (ii)) to compliance with the terms of this Agreement and the Amended and Restated License Agreement.

(c) Salix shall have the right to sublicense the rights granted to it in Section 2.2(b) through multiple tiers of sublicensees to any party to whom Salix (or its sublicensee) grants a sublicense under the Crohn’s EIR License, subject to Section 2.6 of this Agreement.

(d) The term of the license granted under Section 2.2(b) shall continue on a country-by-country and product-by-product basis until the relevant Crohn’s EIR Product becomes a Salix Non-Royalty Product in the relevant country, at which time Salix shall have an option to retain the license granted under Section 2.2(b) for such Crohn’s EIR Product in such country, as set forth in Section 2.8. Without limiting the generality of the foregoing, the license granted under Section 2.2(b) shall terminate if Salix elects to terminate its license to Exploit the Crohn’s EIR Product pursuant to Section 16.4.4 of the Amended and Restated License Agreement or if AWSPA terminates Salix’s rights with respect to the Crohn’s EIR Product and the Crohn’s EIR License pursuant to Section 16.4.5 of the Amended and Restated License Agreement.

2.3 Other EIR Trademarks License.

(a) AWH, in consultation with Salix, shall select the trademarks to be used in connection with the Exploitation of the Other EIR Products in the Salix Territory (the “Other EIR Trademarks”). The Other EIR Trademarks shall be owned by AWH.

(b) AWH hereby grants to Salix (i) an exclusive (including with respect to AWH, AWSPA and their Affiliates) license (with the right to sublicense as set forth herein) to use the Other EIR Trademarks to Exploit (but not to Manufacture or have Manufactured) the Other EIR Products within the Field in the Salix Territory and (ii) a non-exclusive license (with the right to sublicense as set forth herein) to use the Other EIR Trademarks in connection with the Manufacture of Other EIR Products solely for purposes of Exploitation of Other EIR Products within the Field in the Salix Territory, subject in each case ((i) and (ii)) to compliance with the terms of this Agreement and the Amended and Restated License Agreement.

(c) Salix shall have the right to sublicense the rights granted to it in Section 2.3(b) through multiple tiers of sublicensees to any party to whom Salix (or its sublicensees) grants a sublicense under the Existing Indications EIR License or the Salix New Indications License, subject to Section 2.6 of this Agreement.

(d) The term of the license granted under Section 2.3(b) shall continue on a country-by-country and Alfa Licensed Product-by-Alfa Licensed Product basis until the relevant Alfa Licensed Product becomes a Salix Non-Royalty Product in the relevant country, at which time Salix shall have an option to retain the license granted under Section 2.3(b) for such Alfa Licensed Product in such country, as set forth in Section 2.8. Without limiting the generality of the foregoing, the license granted under Section 2.3(b) shall terminate if Salix elects to terminate its license to Exploit the Crohn’s EIR Product pursuant to Section 16.4.4 of the Amended and Restated License Agreement or if AWSPA terminates Salix’s rights with respect to the Existing Indications EIR License pursuant to Section 16.4.5 of the Amended and Restated License Agreement.

2.4 New Indication Trademark License.

(a) AWH, in consultation with Salix, shall select the trademarks to be used in connection with the Exploitation of Alfa Licensed Products (other than Crohn’s EIR Product or Other EIR Products) for New Indications in the Salix Territory (the “New Indication Trademarks”). For clarity, New Indication Trademarks shall not include the Crohn’s EIR Trademark or the Other EIR Trademarks. The New Indication Trademarks shall be owned by AWH.

(b) AWH hereby grants to Salix (i) an exclusive (including with respect to AWH, AWSPA and their Affiliates) license (with the right to sublicense as set forth herein) to use the New Indication Trademarks to Exploit (but not to Manufacture or have Manufactured)

Alfa Licensed Products (other than Crohn’s EIR Product or Other EIR Products) for New Indications within the Field in the Salix Territory and (ii) a non-exclusive license (with the right to sublicense as set forth herein) to use the New Indications Trademarks in connection with the Manufacture of Alfa Licensed Products (other than Crohn’s EIR Product or Other EIR Products) for New Indications solely for purposes of Exploitation of such Alfa Licensed Products within the Field in the Salix Territory, subject in each case ((i) and (ii)) to compliance with the terms of this Agreement and the Amended and Restated License Agreement.

(c) Salix shall have the right to sublicense the rights granted in Section 2.4(b) through multiple tiers of sublicensees to any party to whom Salix (or its sublicensee) grants a sublicense under the Salix New Indications License, subject to Section 2.6 of this Agreement.

(d) The term of the license granted under Section 2.4(b) shall continue on a country-by-country and Alfa Licensed Product-by-Alfa Licensed Product basis until the relevant Alfa Licensed Product becomes a Salix Non-Royalty Product in the relevant country, at which time Salix shall have an option to retain the license granted under Section 2.4(b) for such Alfa Licensed Product in such country, as set forth in Section 2.8.

2.5 [*] Trademark License.

(a) AWH, in consultation with Salix, shall select the trademarks to be used in connection with the Exploitation of Rifaximin Products containing [*] of the Compound in the Field in the Salix Territory (the “[*] Trademarks”). The [*] Trademarks shall be owned by AWH.

(b) AWH hereby grants to Salix (i) an exclusive (including with respect to AWH, AWSPA and their Affiliates) license (with the right to sublicense as set forth herein) to use the [*] Trademarks to Exploit (but not to Manufacture or have Manufactured) Rifaximin Products containing [*] of the Compound within the Field in the Salix Territory and (ii) a non-exclusive license (with the right to sublicense as set forth herein) to use the [*] Trademarks in connection with the Manufacture of Rifaximin Products containing [*] of the Compound solely for purposes of Exploitation of such Rifaximin Products within the Field in the Salix Territory, subject in each case ((i) and (ii)) to compliance with the terms of this Agreement and the Amended and Restated License Agreement.

(c) Salix shall have the right to sublicense the rights granted in Section 2.5(b) through multiple tiers of sublicensees to any party to whom Salix (or its sublicensee) grants a license to Exploit Rifaximin Products containing [*] of the Compound in the Field in the Salix Territory, subject to Section 2.6 of this Agreement.

(d) The term of the license granted under Section 2.5(b) shall continue on a country-by-country and Rifaximin Product-by-Rifaximin Product basis until the relevant Rifaximin Product becomes a Salix Non-Royalty Product in the relevant country, at which time Salix shall have an option to retain the license granted under Section 2.5(b) for such Rifaximin Product in such country, as set forth in Section 2.8.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

2.6 Sublicenses.

(a) The terms of any sublicense granted by Salix under the rights granted to it in this Agreement shall be in accordance with the terms of the particular license granted to Salix hereunder. Salix shall comply with the provisions of Section 4.1.6 of the Amended and Restated License Agreement (which is incorporated in this Agreement by reference) in connection with all such sublicenses.

(b) Salix shall be responsible to AWH for its sublicensees’ compliance with the terms of this Agreement. Any failure by a sublicensee to comply with such terms shall be deemed to be a breach of this Agreement by Salix.

(c) For the avoidance of doubt, it is hereby acknowledged that the appointment by Salix of a distributor for Rifaximin Products, any manufacturer to Manufacture Compound (including EIR Formulation) or Rifaximin Products to the extent permitted under the Amended and Restated License Agreement and the Supply Agreements, or of any Third Party to assist in the Development and the obtaining of Marketing Approvals for Rifaximin Products shall not be deemed to constitute the appointment of any sublicensee or the sublicense by Salix of any rights under this Agreement.

2.7 Availability of Xifaxan Trademark.

(a) With respect to the trademarks to be used in connection with the Exploitation of Alfa Licensed Products or Crohn’s EIR Products by Salix in the Field in the Salix Territory under Sections 2.2 through 2.4 or the Exploitation of Rifaximin Products containing [*] of the Compound by Salix in the Field in the Salix Territory under Section 2.5, the Parties agree that the Xifaxan Trademark shall be available for use by Salix as a Crohn’s EIR Trademark, an Other EIR Trademark, a New Indication Trademark, or an [*] Indication Trademark, as the case may be.

(b) With respect to the trademarks to be used in connection with the Exploitation by Salix in the Field in the Salix Territory of Rifaximin Products licensed by Salix to AWSPA pursuant to Section 4.2.1 of the Amended and Restated License Agreement, the Salix Designated Indication Product or Other New Formulation Products, the Parties will, subject to the following sentence, determine by mutual agreement whether the Xifaxan Trademark shall be available for such use by Salix. In the event that any Regulatory Authority in the Salix Territory requires the use of the Xifaxan Trademark in connection with the Exploitation by Salix in the Field in the Salix Territory of Rifaximin Products licensed by Salix to AWSPA pursuant to Section 4.2.1 of the Amended and Restated License Agreement, the Salix Designated Indication

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Product or Other New Formulation Products or the Parties determine that the commercial potential of any such product would be enhanced in the Field in the Salix Territory by the use of the Xifaxan Trademark in connection with the Exploitation by Salix in the Field in the Salix Territory of the relevant product, then the Parties shall cooperate and negotiate in good faith to structure arrangements pursuant to which the Xifaxan Trademark will be made available for the Exploitation of the relevant product by Salix in the Field in the Salix Territory on terms that preserve the relative economic arrangements envisioned by the Amended and Restated License Agreement and the Trademark License Agreements had a trademark other than the Xifaxan Trademark been used for purposes of the Exploitation of the relevant product by Salix in the Field in the Salix Territory.

(c) In the event that the Parties determine to use the Xifaxan Trademark in connection with the Exploitation by AWSPA in the Field in the Alfa Territory of Rifaximin Products licensed by Salix to AWSPA pursuant to Section 4.2.1 of the Amended and Restated License Agreement, the Salix Designated Indication Product or Other New Formulation Products, then the Parties shall cooperate and negotiate in good faith to structure arrangements pursuant to which the Xifaxan Trademark will be made available for the Exploitation of the relevant product by AWSPA in the Field in the Alfa Territory on terms that preserve the relative economic arrangements envisioned by the Amended and Restated License Agreement and the Trademark License Agreements had a trademark other than the Xifaxan Trademark been used for purposes of the Exploitation of the relevant product by AWSPA in the Field in the Alfa Territory.

2.8 Trademark Royalties.

(a) No royalty shall be payable by Salix to AWH with respect to any of the licenses granted under Sections 2.1 through 2.5, except as set forth in this Section 2.8. With respect to each Alfa Licensed Product, Crohn’s EIR Product or Rifaximin Product containing [*] of the Compound that becomes a Salix Non-Royalty Product in a particular country, Salix shall have the option to continue to use the respective Alfa Licensed Trademarks associated with such Rifaximin Product in such country (the “Continuing Trademark License Option”). Salix may exercise the Continuing Trademark License Option by delivering a written notice of exercise to AWH within [*] days following the date of notice given by AWPSA to Salix that Salix’s obligation to pay royalties on the relevant Rifaximin Product in a particular country has expired or terminated pursuant to Section 16.2.1 or Section 4.3.3(e)(ii), as applicable, of the Amended and Restated License Agreement. If the Continuing Trademark License Option is exercised by Salix, the exclusive (and sublicensable) license granted to Salix with respect to such Alfa Licensed Trademark(s) pursuant to Sections 2.1 through 2.5 above, as applicable, shall continue in respect of such Salix Non-Royalty Product until terminated as provided herein, provided that Salix shall pay royalties for the continued use of such Alfa Licensed Trademark(s) thereafter in respect of such Salix Non-Royalty Product in such country in an amount equal to [*] percent ([*]%) of the Net Sales of the Salix Non-Royalty Product in such country. Salix may at any time thereafter notify AWH or its Affiliate (including AWSPA) in writing that it wishes to terminate

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

the specific license granted under Sections 2.1 through 2.5 above for the applicable Alfa Licensed Trademark(s) with respect to the Salix Non-Royalty Product in any country, in which case Salix shall have no further right to use such respective Alfa Licensed Trademark(s) in connection with such Salix Non-Royalty Product in such country, and Salix shall timely pay all royalties due on Net Sales made up to and including the date of termination and thereafter shall have no further obligation to pay royalties in respect of such Salix Non-Royalty Product in such country.

(b) Within [*] days of the end of each calendar quarter (such quarters to end on the last days of March, June, September and December in each Calendar Year), Salix shall submit to AWH a written report setting out the details of all of its Net Sales in such calendar quarter that are subject to a royalty under this Agreement. Such report shall include a calculation of the Net Sales on a country-by-country and product-by-product basis and the royalties payable thereon. Following receipt of such report, AWH shall issue to Salix an invoice for the amount of royalties set forth in Salix’s report. Invoices shall be due and payable not later than [*] days after receipt of such invoice by Salix. In the event that any payment due hereunder shall not be paid by the due date, then such payment shall from the due date until the actual date of payment bear interest at the annual rate of [*] percent ([*]%) above the official prime rate published by [*], or, if [*] ceases to publish a prime rate, such other United States banking institution as the Parties shall agree upon. All payments to be made hereunder shall be made in United States Dollars by [*] wire transfer to such bank as AWH shall designate in writing. Except as expressly stated in this Agreement, Salix shall not be entitled in any circumstances to withhold any money due to AWH under the terms of this Agreement in respect of any possible (justified or unjustified) claims against AWH or AWSPA related to this Agreement, the Amended and Restated License Agreement, or any of the other Related Agreements. All bank transfer and wire charges imposed on payments made by Salix under this Agreement shall be borne by Salix.

(c) All payments under this Agreement shall be made without any deduction or withholding of or on account of any tax, duties, levies, or other charges by Salix unless such deduction or withholding is required by applicable law to be assessed against AWH. If Salix is so required to make any deduction or withholding from payments due to AWH, Salix shall (i) promptly notify AWH of such requirement, (ii) pay to the relevant authorities on AWH’s behalf the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against AWH, and (iii) promptly forward to AWH an official receipt (or certified copy) or other documentation reasonably acceptable to AWH evidencing such payment to such authorities.

2.9 Records. At all times following the exercise by Salix of the Continuing Trademark License Option and until such time that Salix elects to exercise its right to terminate all extended licenses with regard to Salix Non-Royalty Products pursuant to Section 2.8, Salix shall, and shall cause its Affiliates and sublicensees to, maintain during the term of this Agreement normal accounting books (in accordance with normal United States accounting practice) containing accurate details of all sales of Salix Non-Royalty Products

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

that are subject to a royalty under this Agreement and of the calculation of Net Sales and the royalty payments due hereunder. AWH shall have the right, during the term of the Agreement and for [*] year following the expiration or termination of the Agreement, upon written notice, during normal working hours to cause qualified professional accountants of its choice to inspect the books and records and any other documentation and records maintained by Salix or its Affiliates or sublicensees relevant to the calculation of any royalty payable under this Agreement. The accountants shall provide a copy of their report to each Party. The cost of the above accountants’ inspections shall be borne by AWH save only where any such inspection reveals a discrepancy in excess of [*] percent ([*]%) of royalties due and payable, in which event the costs shall be borne by Salix, provided that:

(a) such inspection shall not take place more than [*]; and

(b) such inspection shall only be in respect of records and accounts for the period of [*] years preceding the date of such inspection and Salix shall not be required to retain records for any period exceeding [*] years.

If any such inspection reveals that there has been an underpayment or overpayment of royalties, Salix shall promptly pay to AWH the full amount of the underpayment or AWH shall promptly pay to Salix the full amount of the overpayment, as applicable; provided, however, that if Salix or AWH has a reasonable good faith objection to the calculation of the underpayment or overpayment, the Parties shall discuss the dispute in good faith and seek to reach resolution on whether there was an underpayment or overpayment of royalties, and if so, the amount of such underpayment or overpayment. If the Parties are unable to resolve such dispute, then it shall be resolved through the dispute resolution procedures set forth in Article 10 -.

2.10 Ownership of Licensed Marks. Salix acknowledges and agrees that AWH shall have and retain, directly or indirectly, through its Affiliates, full and complete ownership of the Alfa Licensed Trademarks during the entire term of this Agreement, and Salix agrees that nothing contained herein shall vest or otherwise give to Salix any right, title or interest in or to any of the Alfa Licensed Trademarks, except the right to use the same in accordance with the terms of this Agreement and the Amended and Restated License Agreement.

Article 3 - SALIX’S OBLIGATIONS

3.1 Acknowledgment. Salix recognizes that, as a result of many years of advertising, investment and providing dependable products to the consuming public, the Xifaxan Trademark has acquired a high degree of favorable recognition and goodwill with the purchasing public in connection with the goods with which the Xifaxan Trademark has been used.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

3.2 Salix’s Obligations. Salix shall:

(a) use commercially reasonable efforts to maintain high standards with regard to the nature and quality of Rifaximin Products sold under any of the Alfa Licensed Trademarks by Salix or its Affiliates or sublicensees during the term of this Agreement;

(b) use commercially reasonable efforts to preserve the high standards and goodwill of the Alfa Licensed Trademarks and to exercise such supervision and control with respect to all Rifaximin Products sold under any of the Alfa Licensed Trademarks by Salix or its Affiliates or sublicensees so as to preserve and enhance the goodwill of the Alfa Licensed Trademarks and the high and favorable recognition with the purchasing public that the Alfa Licensed Trademarks now (and will) carry and to otherwise protect the public from confusion and deception;

(c) not use the Alfa Licensed Trademarks in a descriptive or generic manner;

(d) not (i) assert any claim adverse to AWH’s right, title or interest in or to any of the Alfa Licensed Trademarks or (ii) use any of the Alfa Licensed Trademarks in any way that could injure the goodwill associated with the Alfa Licensed Trademarks or prejudice AWH’s rights therein;

(e) not apply to register the Alfa Licensed Trademarks in its own name in any part of the Salix Territory or outside the Salix Territory;

(f) not, during or after the term of this Agreement, unlawfully use in its business any trademark or trade name which is confusingly similar to, or so nearly resembles any of the Alfa Licensed Trademarks, as to be likely to cause deception or confusion, except as otherwise specifically contemplated by this Agreement;

(g) not (i) misuse any of the Alfa Licensed Trademarks or take any other action to bring them into disrepute or (ii) use the Alfa Licensed Trademarks in violation of any trademark usage guidelines that AWH may from time to time provide to Salix in writing;

(h) maintain a degree of continuity respecting the appearance, design and usage of the Alfa Licensed Trademarks in accordance with the common standards and procedures of trademark practice;

(i) use the “®” symbol (with the use of any registered mark) or the “TM” symbol (with the use of any unregistered mark) or such other appropriate notice as AWH may specify to Salix in writing in connection with Salix’s use of the Alfa Licensed Trademarks; and

(j) provide all such assistance as AWH may reasonably request in relation to any application to register AWH as the owner of any trademark applications for the Alfa Licensed Trademarks, including the prosecution of such applications, and provide reasonable cooperation with all maintenance activities conducted by AWH regarding the Alfa Licensed Trademarks.

Article 4 - XIFAXAN DOMAIN NAMES

4.1 Xifaxan Domain Name.

(a) Representations. Salix represents and warrants that it (i) is the registrant listed in the records of Network Solutions as the owner of the Internet domain name XIFAXAN.COM and other related domains using the name XIFAXAN or variations thereon listed in Exhibit A attached hereto (hereafter the “Xifaxan Domain Names”), (ii) is the holder of said Xifaxan Domain Names, free from any and all encumbrances, (iii) is free to transfer or sell said Xifaxan Domain Names, and (iv) has all necessary legal authority to make such transfer.

(b) Transfer of Xifaxan Domain Names. Salix agrees to sell, convey, assign and otherwise transfer to AWH all of its right, title and interest in, to and associated with the Xifaxan Domain Names (but not any content associated with any website at such Xifaxan Domain Names), upon the terms and conditions set forth in this Agreement. Promptly after the Amendment Effective Date, Salix shall (i) take such action as required or necessary to effect the transfer of the Xifaxan Domain Names to AWH including, without limitation, releasing any “lock” placed on the Xifaxan Domain Names, obtaining the authorization codes and providing such codes to AWH, confirming the requested transfer upon receipt of a request to do so from the registrar used by AWH for the Xifaxan Domain Names, executing and delivering all authorizations necessary to effectuate electronic transfer of the Xifaxan Domain Names, and executing and delivering all further documents and instruments as AWH may reasonably request to effectuate the assignment and transfer of the Xifaxan Domain Names, and (ii) do and cause to be done such further acts and things as may be necessary or as AWH may reasonably request to effectuate the assignment and transfer of the Xifaxan Domain Names to AWH. Salix shall work diligently and in good faith with AWH or AWH’s designated registrar to facilitate, coordinate, and complete the transfer of the Xifaxan Domain Names from Salix to AWH.

(c) Maintenance; Costs. AWH shall be responsible for all registration fees charged by its registrar or any third parties in connection with the transfer of the Xifaxan Domain Names, and AWH shall be responsible for all renewal fees necessary for maintaining the continued registration of the Xifaxan Domain Names. AWH shall also pay for any costs and expenses incidental to the transfer of the Xifaxan Domain Names, including all registration or transfer fees and other costs and expenses. Salix shall pay all of its own expenses and charges, legal fees, and any delinquent charges due and owing for the Xifaxan Domain Names through the date of transfer, and AWH shall be responsible for all such fees incurred after the transfer. AWH and Salix agree to cooperate and to take all steps necessary to affect the transfer of the Xifaxan Domain Names and to otherwise achieve the goals contemplated by this Agreement.

(d) Rights and Responsibilities. Salix shall not claim ownership of the Xifaxan Domain Names as of the Amendment Effective Date, nor shall Salix challenge, interfere, solicit, encourage or assist others to challenge or otherwise interfere with AWH’s title, interest, right or use of the Xifaxan Domain Names.

(e) License. Effective immediately after the transfer of the Xifaxan Domain Names from Salix to AWH, AWH hereby grants to Salix an exclusive right and license to use, and control the content of any websites associated with any of, the Xifaxan Domain Names (collectively, the “Xifaxan Web Site”) in connection with the Exploitation of Alfa Licensed Products for Existing Indications for the Field in the Salix Territory or for any other Rifaximin Product for which the Parties may agree to use the Xifaxan Trademarks as provided herein, in such latter event in a manner consistent with and limited to Salix’s permitted use of the Xifaxan

Trademarks. To give Salix control over such Xifaxan Web Site content, AWH shall use the same technical contact and server information used by Salix for each Xifaxan Domain Name prior to their transfer to AWH following the transfer of such Xifaxan Domain Name. From time to time, during the term of this Agreement, Salix may request that AWH change or update the technical contact and/or server information for a particular Xifaxan Domain Name. Promptly upon receipt of such a request from Salix, AWH shall contact the domain name registrar for such Xifaxan Domain Name and revise the information accordingly. During the term of this Agreement, AWH shall not change the technical contact or server information for any Xifaxan Domain Names or take any action to direct Internet traffic to any of the Xifaxan Domain Names to any servers or IP addresses other than those identified by Salix. AWH and Salix agree to cooperate in ensuring that access to the Xifaxan Web Site is maintained and all the technical requirements are complied with during the course of this Agreement. The content of the Xifaxan Web Site(s) shall be directed at information pertaining exclusively to the Rifaximin Products for Existing Indications sold by Salix or to any other Rifaximin Product for which the Parties may agree to use the Xifaxan Trademarks as provided herein. Salix shall be permitted to upload, publish, display or otherwise include or use content on the Xifaxan Web Site(s), so long as such content is in compliance with applicable U.S. Federal laws and regulations. AWH shall not require prior approval of content changes to the Xifaxan Web Site(s). Salix agrees that it shall provide AWH with a status report on any content changes to the Xifaxan Web Site(s) (and reasons for such changes) every [*] months or after major changes to the Xifaxan Web Site(s). If no changes are made the report shall so indicate. The report should be sent to: Dr. Emília Zubornyák, Alfa Wassermann Hungary Kft., Garibaldi u.4. Budapest 1054 Hungary.

(f) AWH shall rely upon the expertise and experience of Salix for determining the information and content that shall be included on the Xifaxan Web Site(s). AWH’s review of the status report shall not be construed as AWH’s representation or warranty that such content is accurate, complete, truthful or correct.

(g) Salix agrees that its use of the Xifaxan Domain Names and Xifaxan Trademark, including the use of the Xifaxan Trademark on the Xifaxan Web Site(s), shall be in accordance with the guidelines or specifications issued by AWH (collectively referred to as the “Alfa Standards”).

(h) Salix agrees that its use of the Xifaxan Domain Names shall be in the form and style conforming to the Alfa Standards, as updated from time to time, and as approved by AWH in writing, such approval not to be unreasonably withheld. Salix shall submit to AWH for review and approval, at least [*] Business Days prior to Salix’s proposed use, any planned changes to the representation of the Xifaxan Domain Names that have not been previously approved by AWH.

(i) AWH shall (i) use Commercially Reasonable Efforts to maintain, and to take all acts required to maintain, the Xifaxan Domain Names, including timely renewing the Xifaxan Domain Names’ registration, and (ii) not assign any of the Xifaxan Domain Names to

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

any Third Party without Salix’s prior written consent, such consent not to be unreasonably conditioned, withheld or delayed except in connection with any assignment of this Agreement permitted under Section 11.2, or unless the assignee agrees in writing to assume AWH’s obligations under this Agreement with respect to the Xifaxan Domain Names.

4.2 Other Alfa Domain Names. All Other Alfa Domain Names shall be the property of AWH. Salix shall execute any documentation reasonably requested by AWH necessary to assign to AWH or its designee the rights set forth in this Section 4.2.

Article 5 - COVENANTS

5.1 Registration of Alfa Licensed Trademarks.

(a) AWH undertakes to take all such steps as may be required at its own expense to obtain registration of the Xifaxan Trademark throughout the Salix Territory for use of the Xifaxan Trademark on Alfa Licensed Products (other than the Crohn’s EIR Product and Other EIR Products) for Existing Indications within the Field in the Salix Territory and to maintain and renew all such registrations as required throughout the period in which the license granted under Section 2.1(a) shall remain in effect.

(b) Forthwith upon agreement between Salix and AWH of any Crohn’s EIR Trademark, AWH undertakes to take all such steps as may be required at its own expense to obtain registration of such Crohn’s EIR Trademark throughout the Salix Territory for use of the Trademark on Crohn’s EIR Products within the Field in the Salix Territory and to maintain and renew all such registrations as required throughout the period in which the license granted under Section 2.2(b) shall remain in effect.

(c) Forthwith upon agreement between Salix and AWH of any Other EIR Trademark, AWH undertakes to take all such steps as may be required at its own expense to obtain registration of such Other EIR Trademark throughout the Salix Territory for use of the Other EIR Trademark on Other EIR Products within the Field in the Salix Territory and to maintain and renew all such registrations as required throughout the period in which the license granted under Section 2.3(b) shall remain in effect.

(d) Forthwith upon agreement between Salix and AWH of any New Indication Trademark, AWH undertakes to take all such steps as may be required at its own expense to obtain registration of such New Indication Trademark throughout the Salix Territory for use of the New Indication Trademark on Alfa Licensed Products for New Indications within the Field in the Salix Territory and to maintain and renew all such registrations as required throughout the period in which the license granted under Section 2.4(b) shall remain in effect.

(e) Forthwith upon agreement between Salix and AWH of any [*] Trademark, AWH undertakes to take all such steps as may be required at its own expense to obtain registration of such [*] Trademark throughout the Salix Territory for use of the [*] Trademark on Rifaximin Products containing [*] of the Compound within the Field in the Salix Territory and to maintain and renew all such registrations as required throughout the period in which the license granted under Section 2.5(b) shall remain in effect.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

5.2 Infringement of Alfa Licensed Trademarks.

(a) In the event that any Third Party infringes or allegedly infringes in the Salix Territory any Alfa Licensed Trademark, and AWH becomes aware of any such infringement, AWH shall have the first right, but not the obligation, promptly and at its sole expense, either directly or indirectly through a duly authorized agent, to prevent any violation or infringement of the Alfa Licensed Trademarks within the Salix Territory and to procure that any such infringement or violation is discontinued. AWH shall bear the cost of any such action and shall be entitled to [*]% of the recovery, if any, from the Third Party.

(b) AWH’s right to control the prosecution of a claim under Section 5.2(a) shall also include the right to control settlement of such claim; provided, however, that (i) no settlement shall be entered into by AWH without the prior written consent of Salix if such settlement would adversely affect or diminish the rights and benefits of Salix under this Agreement, impose any new obligations on Salix under this Agreement, or adversely affect the validity or enforceability of the Alfa Licensed Trademarks and (ii) AWH shall not be entitled to settle any such Third Party claim by granting a license or covenant not to sue under or with respect to the Alfa Licensed Trademarks without the prior written consent of Salix.

(c) If AWH does not initiate such an infringement action as contemplated by Section 5.2(a) within [*] days of notice from Salix of the relevant infringement, then Salix shall have the right, at its sole expense, either directly or indirectly through a duly authorized agent, to prevent such violation or infringement of the Alfa Licensed Trademarks within the Salix Territory and to procure that such infringement or violation is discontinued. Salix shall bear the cost of any such action and shall be entitled to [*]% of the recovery, if any, from the Third Party.

(d) Salix’s right to prosecute a claim under Section 5.2(c) shall also include the right to control settlement of such claim; provided, however, that no settlement in respect of any Alfa Licensed Trademark or AWH’s rights therein shall be entered into by Salix without the prior written consent of AWH.

(e) Salix shall promptly notify AWH in writing if Salix determines or reasonably believes that any of the Alfa Licensed Trademarks are being infringed or are adversely affected by any unauthorized and unlawful use by any Third Party, and, except as contemplated by Section 5.2(c), shall refrain from taking any action with respect to such infringement or adverse use, except in accordance with the express written authorization of

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

AWH. Each Party shall provide to the other such assistance as the prosecuting Party may reasonably require in connection with the prosecution of a claim under this Section 5.2, provided that the requesting Party shall reimburse to the other Party all reasonable costs incurred by such other Party in providing such assistance.

5.3 Acknowledgments. Salix shall include in its web sites, press releases, product packaging, product literature, SEC filings and all other public documents which use or reference any of the Alfa Licensed Trademarks, acknowledgments in form and substance satisfactory to AWH of the ownership of the Alfa Licensed Trademarks by AWH and that the Alfa Licensed Trademarks are used pursuant to a license granted to Salix by AWH. Salix undertakes to print on the packaging of and on all promotional and advertising material relating to the Alfa Licensed Products, Crohn’s EIR Products or Rifaximin Products containing [*] of the Compound under the Alfa Licensed Trademarks the words “Licensed by Alfa Wassermann” or similar language to the extent permitted under any applicable law and agreed to by AWH, and AWH hereby grants to Salix a non-exclusive (with the right to sublicense as set forth herein), royalty-free license to use AWH’s or AWSPA’s corporate name in such form only for such purpose during the term of this Agreement. For clarity, AWH shall obtain no ownership right or title therein or any other right to the Salix corporate name (or any associated mark) as a result of any Salix corporate name (or any associated mark) appearing on a label for a Rifaximin Product Exploited under the Amended and Restated License Agreement or using an Alfa Licensed Trademark licensed hereunder. Salix shall abide by and comply with all applicable laws, rules, regulations and orders applicable to the marketing and packaging of Rifaximin Products sold under the Alfa Licensed Trademarks, including all local laws applicable to the marking of goods with respect to shipping, advertising, sale and distribution or any other commercial activity.

5.4 Creative Works. Salix expressly agrees that, except as otherwise provided herein, all artwork for any logo associated with an Alfa Licensed Trademark and designs for the Alfa Licensed Trademarks created or invented by or for Salix or its sublicensees (collectively the “Creative Works”) shall be owned by AWH, and Salix shall assign, and shall cause its sublicensees (and its and their employees and contractors) to assign, to AWH all right, title and interest in and to such Creative Works. Further, the Creative Works may, in AWH’s sole discretion, be registered in the U.S. Copyright Office or in the U.S. Patent and Trademark Office, as appropriate, in the name of AWH or its assignee or, if registered in the name of Salix, such Creative Works shall be assigned to AWH.

5.5 Goodwill. Salix’s use of the Alfa Licensed Trademarks under this Agreement and the goodwill associated with such use shall inure to the benefit of AWH, and Salix agrees to execute any and all documents requested by AWH confirming the same, or confirming AWH’s title and ownership of the Alfa Licensed Trademarks.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Article 6 - REPRESENTATIONS AND WARRANTIES

6.1 AWH’s Representations. AWH represents and warrants to Salix that:

(a) AWH is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification, and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties, to execute, deliver and perform this Agreement, and to grant the rights and licenses granted in this Agreement;

(b) the execution, delivery and performance by AWH of this Agreement have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of its stockholders, (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or by-laws, or (iii) result in a breach of or constitute a default under any agreement, mortgage, lease, license, permit, patent or other instrument or obligation to which it is presently a party or by which it or its assets may be bound or affected;

(c) except as contemplated herein, no authorization, consent, approval, license, exemption of, or filing or registration with, any court or governmental authority or regulatory body is required for the due execution, delivery or performance by it of this Agreement;

(d) as of the date hereof, AWH is the sole owner of the entire right, title and interest in and to the Xifaxan Trademark, free and clear of any liens, claims, encumbrances, restrictions, options, licenses, and other legal or equitable claims of any kind or nature;

(e) as of the date hereof, AWH is the record owner of registrations and applications for the Xifaxan Trademark described in the definition of Xifaxan Trademark set forth in Article 1 and all such registrations and applications are in full force and effect, are valid and to AWH’s knowledge, enforceable, have not lapsed, expired or been forfeited, cancelled or abandoned, and all maintenance and renewal fees, as applicable, due as of the date hereof in respect thereof have been timely paid;

(f) AWH has the right to grant to Salix the rights and licenses set forth in this Agreement;

(g) AWH, to its knowledge, is not aware of any infringement by a Third Party of the Xifaxan Trademark in the Salix Territory; and

(h) as of the date of this Agreement there are no pending or, to AWH’s knowledge, threatened claims, judgments or settlements asserted against AWH relating to the Xifaxan Trademark.

6.2 Disclaimers of Representations and Warranties. With respect to the licenses and rights granted to Salix under this Agreement and the Alfa Licensed Trademarks, AWH makes no other representation, express or implied, other than those set forth in Section 6.1.

Article 7 - FORCE MAJEURE

Neither Party shall be liable to the other Party for any failure or delay in performing any obligation under this Agreement (other than any payment obligations) when such failure or delay is caused by events beyond its reasonable control, including fire, flood, other natural disasters, acts of God, war, labor disturbances, interruption of transit, accident, explosion and civil commotion; provided that the Party so affected shall give prompt notice thereof to the other Party and shall use reasonable efforts to mitigate the adverse consequences thereof. No such failure or delay shall terminate this Agreement, and each Party shall complete its obligations hereunder as promptly as reasonably practicable following cessation of the cause or circumstances of such failure or delay.

Article 8 - COMMENCEMENT, DURATION AND TERMINATION

8.1 Term of Agreement. This Agreement shall come into force and effect on the date first stated above and shall continue thereafter unless and until terminated in accordance with the provisions set out below.

8.2 Termination.

(a) Either Party may terminate this Agreement following the material breach of any material provision hereof if the breaching Party shall have failed to remedy such breach within [*] days of receipt of written notice from the non-breaching Party specifying such breach and requesting remedy (or, if such breach cannot be cured within such [*]-day period, if the breaching Party does not commence actions to cure such default within such period and thereafter diligently continues such actions or if such breach is not otherwise cured within [*] days after receipt of such notice, except in the case of a payment default, as to which the breaching Party shall have only a [*]-day cure period).

(b) Either Party may terminate this Agreement upon written notice to the other Party should the other Party become the subject of proceedings involving bankruptcy, receivership, administration, insolvency, moratorium of payment, reorganization or liquidation, make any assignment for the benefit of the creditors or any equivalent measures in any relevant jurisdiction or admit in writing its inability to meet its financial obligations as they fall due in the ordinary course of business.

(c) This Agreement shall immediately terminate in its entirety if (i) AWSPA terminates the Amended and Restated License Agreement pursuant to Sections 16.3.4, 16.4.1 or 16.4.2 of the Amended and Restated License Agreement; or (ii) Salix terminates the Amended and Restated License Agreement pursuant to Section 16.4.3 of the Amended and Restated License Agreement.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(d) This Agreement shall immediately terminate with respect to the Crohn’s EIR Trademark, Other EIR Trademarks and the New Indication Trademarks (to the extent pertaining to the EIR Formulation) in the event that either (i) Salix terminates its license to Exploit the Crohn’s EIR Product pursuant to Section 16.4.4 of the Amended and Restated License Agreement or (ii) AWSPA terminates the Amended and Restated License Agreement with respect to the Crohn’s EIR Product, the Crohn’s EIR License, the Existing Indications EIR License and the Salix New Indication License (to the extent it pertains to the EIR Formulation) pursuant to Section 16.4.5 of the Amended and Restated License Agreement.

8.3 Effect of Termination.

(a) Upon the termination of this Agreement, Salix shall cease all use of the Alfa Licensed Trademarks for any purpose whatsoever, except in connection with the sale of the then-existing inventory of Alfa Licensed Products, Crohn’s EIR Products or Rifaximin Products containing [*] of the Compound to the extent permitted in the Amended and Restated License Agreement. The following provisions shall survive the termination of this Agreement in its entirety: Sections 2.6 (subject to Section 8.3(c)), 2.8(b), 2.8(c), 2.9, and 2.10, 4.1(d), 4.2, 5.4, 5.5, and 6.2, and Article 1 - Article 8 - and Article 9 - through Article 23 -. Without limiting the foregoing, all such other provisions which by their terms are intended to survive the termination of this Agreement shall so survive in accordance with their terms.

(b) Upon the termination of this Agreement in respect of some but not all of the Alfa Licensed Trademarks, Salix shall cease all use of the Alfa Licensed Trademarks as to which such termination has occurred for any purpose whatsoever, except in connection with the sale of the then-existing inventory of Alfa Licensed Products, Crohn’s EIR Products or Rifaximin Products containing [*] of the Compound bearing the relevant Alfa Licensed Trademarks to the extent permitted in the Amended and Restated License Agreement. All provisions of this Agreement which by their terms are intended to survive the termination of this Agreement in respect of the Alfa Licensed Trademarks as to which termination has occurred shall so survive in accordance with their terms.

(c) Upon termination of this Agreement, whether in whole or in part, any sublicenses that may have been granted pursuant to Section 2.6 shall be handled in a manner consistent with the intent and purpose of Section 17.3 of the Amended and Restated License Agreement so that use of Alfa Licensed Trademarks shall continue to be available to any sublicensee holding a sublicense granted pursuant to Section 2.6 to the extent necessary or appropriate to permit such sublicensee to exercise any surviving rights that it may have under any sublicense granted to it under and in respect of rights granted by AWSPA to Salix under the Amended and Restated License Agreement.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Article 9 - INDEMNIFICATION AND DAMAGES

9.1 In Favor of Salix. AWH shall indemnify, defend and hold harmless Salix, its Affiliates, and their respective officers, directors, employees and agents, from and against any and all costs, claims, damages and expenses (including but not limited to reasonable attorneys’ fees and other expenses of legal proceedings) (collectively, “Losses”), in connection with any and all suits, actions, investigations, claims or demands of Third Parties arising from or occurring as a result of:

(a) any default by AWH of its obligations under this Agreement; and

(b) any breach by AWH of any of its representations and warranties set forth in this Agreement.

Notwithstanding the foregoing, AWH shall not be required to indemnify Salix, its Affiliates, and their respective officers, directors, employees and agents for any Losses to the extent such Losses are attributable to any of the matters as to which Salix has an obligation to indemnify (i) AWH or any other Persons pursuant to Section 9.2 hereof, or (ii) AWSPA or any other Persons pursuant to the Amended and Restated License Agreement or any of the other Related Agreements.

9.2 In Favor of AWH. Salix shall indemnify, defend and hold harmless AWH, its Affiliates, and their respective officers, directors, employees and agents, from and against any and all Losses, in connection with any and all suits, actions, investigations, claims or demands of Third Parties arising from or occurring as a result of:

(a) any default by Salix of its obligations under this Agreement; and

(b) any breach by Salix of any of its representations and warranties set forth in this Agreement.

Notwithstanding the foregoing, Salix shall not be required to indemnify AWH, its Affiliates, and their respective officers, directors, employees and agents for Losses to the extent such Losses are attributable to any of the matters as to which (i) AWH has an obligation to indemnify Salix or any other Persons pursuant to Section 9.1 hereof or (ii) AWSPA has an obligation to indemnify Salix or any other Persons pursuant to the Amended and Restated License Agreement or any of the other Related Agreements.

9.3 Indemnification Procedures.

(a) Notice of Claim. In the event of any claim, action or proceeding for which a Person is entitled to indemnity hereunder, the Person seeking indemnity (“Claimant”) shall promptly notify the relevant Party (“Indemnitor”) of such matter in writing, but in no event shall the Indemnitor be liable for any Losses that result from any delay in providing such notice.

(b) Control of Defense. As its option, Indemnitor may then assume responsibility for and shall have full control of such matter by giving written notice to Claimant within [*] days after the Indemnitor’s receipt of notice from Claimant. The assumption of the defense of a Third Party claim by the Indemnitor shall not be construed as an acknowledgment that Indemnitor is liable to indemnify Claimant in respect of the Third Party claim, nor shall it constitute a waiver by Indemnitor of any defenses it may assert against Claimant’s claim for indemnification. Upon assuming the defense of a Third Party claim, Indemnitor may appoint as lead counsel in the defense of the Third Party claim any legal counsel selected by Indemnitor. In the event Indemnitor assumes the defense of a Third Party claim, Claimant shall immediately deliver to Indemnitor all original notices and documents (including court papers) received by Claimant in connection with the Third Party claim. Should Indemnitor assume the defense of a Third Party claim, except as provided below, Indemnitor shall not be liable to Claimant for any legal expenses subsequently incurred by such Claimant in connection with the analysis, defense or settlement of the Third Party claim. In the event that it is ultimately determined that Indemnitor is not obligated to indemnify, defend or hold harmless Claimant from and against the Third Party claim, Claimant shall reimburse Indemnitor for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Third Party claims incurred by Indemnitor in its defense of the Third Party claim. Without limiting the foregoing, any Claimant shall be entitled to participate in, but not control, the defense of such Third Party claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at Claimant’s own expense unless (i) the employment thereof has been specifically authorized by Indemnitor in writing, (ii) Indemnitor has failed to assume the defense and employ counsel in accordance with this Section 9.3(b) (in which case Claimant shall control the defense) or (iii) the interests of Claimant and Indemnitor with respect to such Third Party claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under applicable law, ethical rules or equitable principles.

(c) Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party claim and that shall not result in Claimant’s becoming subject to injunctive or other relief or otherwise adversely affecting the business of Claimant in any manner, and as to which Indemnitor shall have acknowledged in writing the obligation to indemnify Claimant hereunder, Indemnitor shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as Indemnitor, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party claims, where Indemnitor has assumed the defense of the Third Party claim in accordance with Section 9.3(b), Indemnitor shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, provided it obtains the prior written consent of Claimant (which consent shall not be unreasonably withheld or delayed). Indemnitor shall not be liable for any settlement or other disposition of a Loss by Claimant that is reached without the written consent of Indemnitor. Regardless of whether Indemnitor chooses to defend or prosecute any Third Party claim, no Claimant shall admit any liability with respect to or settle, compromise or discharge, any Third Party claim without the prior written consent of Indemnitor, such consent not to be unreasonably withheld or delayed.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(d) Cooperation. Regardless of whether Indemnitor chooses to defend or prosecute any Third Party claim, Claimant shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to Indemnitor to, and reasonable retention by Claimant of, records and information that are reasonably relevant to such Third Party claim, and making employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and Indemnitor shall reimburse Claimant for all its reasonable out-of-pocket expenses in connection therewith.

(e) Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by Claimant in connection with any claim shall be reimbursed on a calendar quarter basis by Indemnitor, without prejudice to Indemnitor’s right to contest Claimant’s right to indemnification and subject to refund in the event Indemnitor is ultimately held not to be obligated to indemnify Claimant.

(f) Limitations on Liability. UNDER NO CIRCUMSTANCES SHALL A PARTY HERETO BE LIABLE TO THE OTHER PARTY HEREOF FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES IN RESPECT OF PERFORMANCE OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT ALL AMOUNTS THAT AN INDEMNIFIED PERSON IS REQUIRED TO PAY TO ANY THIRD PARTY AS THE RESULT OF A MATTER FOR WHICH SUCH INDEMNIFIED PERSON IS ENTITLED TO BE INDEMNIFIED UNDER THIS ARTICLE 9 - SHALL BE CONSIDERED TO BE DIRECT DAMAGES WHICH ARE INDEMNIFIABLE HEREUNDER.

Article 10 - DISPUTE RESOLUTION

10.1 Good Faith Discussions. In the event that any controversy or claim shall arise between the Parties under, out of, in connection with, or relating to this Agreement or the breach thereof, the Party initiating such controversy or making such claim shall provide to the other Party written notice containing a brief and concise statement of the initiating Party’s claims, together with relevant facts supporting them. During a period of [*] days, or such longer period as may be mutually agreed upon in writing by the Parties, following the date of said notice, the Parties shall make good faith efforts to settle the dispute. Such efforts may include, but shall not be limited to, full presentation of both Parties’ claims and responses, with or without the assistance of counsel, before the chief executive officers (or their designees) of the Parties.

10.2 Arbitration. In the event that the Parties have been unable to reach accord using the procedures set forth in Section 10.1 and only if such is the case, either Party may seek final resolution of the matter through binding arbitration, and only through binding arbitration. The failure of a Party to comply with the provisions of Section 10.1 with respect to any controversy or claim shall constitute an absolute bar to the institution of any proceedings, by arbitration or otherwise, with respect to such controversy or claim. Any such arbitration shall be held in Paris, France in the English language before a panel of three (3) arbitrators in accordance with the then existing Rules of Arbitration of the International Chamber

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

of Commerce (the “ICC”) and judgment upon the award rendered by the arbitrators may be entered or enforced in any court having jurisdiction thereof. In any arbitration proceeding hereunder, each Party shall select one arbitrator and the arbitrators selected by the Parties shall then select a third arbitrator, who shall have at least [*] years’ experience in pharmaceutical patent licensing. The decision of the arbitrators shall be final and binding on the Parties and shall be accompanied by a written opinion of the arbitrators explaining the arbitrators’ rationale for their decision. Except as may otherwise be determined by the arbitrators in their award to be just and appropriate in light of the particular circumstances and outcome of the arbitration, the Party losing the arbitration shall pay all fees and costs of the arbitrators and the ICC and reimburse the prevailing Party for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges and travel expenses). The intent of the Parties is that except for the entering of an arbitration order in a court of competent jurisdiction, disputes shall be resolved finally in arbitration as provided above, without appeal, and without recourse to litigation in the courts, to the fullest extent allowed by law.

10.3 Exceptions. Notwithstanding the foregoing provisions of this Article 10, either Party may initiate an action before any court having competent jurisdiction in order to obtain emergency interim or conservatory relief, such as an order to preserve the status quo and to avoid incurring irreparable harm pending the resolution of any dispute that is submitted to arbitration, to prevent or enjoin a breach or threatened breach of confidentiality, or to enforce provisions of this Agreement relating to ownership rights in intellectual property without complying with the procedures set forth in this Article 10.

Article 11 - ASSIGNMENT

11.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of Parties hereto and their respective successors and permitted assigns.

11.2 Assignment by AWH. AWH shall have the right to assign this Agreement as it relates to any specific Alfa Licensed Trademark to any Affiliate of its choice to whom ownership of such Alfa Licensed Trademark is transferred, whether by way of sale and assignment, merger or consolidation, operation of law or otherwise, and Salix hereby acknowledges and accepts any such assignment, but AWH shall not otherwise assign or purport to assign this Agreement (in whole or in part) without the prior consent in writing of Salix, such consent not to be unreasonably withheld or delayed.

11.3 Assignment by Salix. Salix shall have the right to assign this Agreement, in whole or in part, to any Affiliate of its choice to whom Salix assigns its rights under the Amended and Restated License Agreement, whether by way of sale and assignment, merger or consolidation, operation of law or otherwise, and AWH hereby acknowledges and accepts any such assignment, but Salix shall not otherwise assign or purport to assign this Agreement (in whole or in part) without the prior consent in writing of AWH, such consent not to be unreasonably withheld or delayed.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Article 12 - ENTIRE AGREEMENT AND MODIFICATION

This Agreement together with the Amended and Restated License Agreement and other Related Agreements constitutes the final and complete understanding existing between AWH and Salix relating to the subject matter hereof. The terms of this Agreement cannot be substituted, superseded, waived or modified in any manner except by written agreement executed for and on behalf of each of AWH and Salix. In the event of any conflict between the terms of this Agreement, the Amended and Restated License Agreement and the other Related Agreements, this Agreement and the Amended and Restated License Agreement and the other Related Agreements shall be read as a single whole so as to accomplish the intent of the Parties as it so manifests itself.

Article 13 - LANGUAGE AND GOVERNING LAW

13.1 English Language. This Agreement is written and undersigned in two originals in the English language. All communications notices and proceedings required to be given hereunder shall be in the English language.

13.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Switzerland, without giving effect to any conflict of laws principles or rules. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

Article 14 - WAIVER

No waiver of any default by either Party shall be deemed to constitute a waiver of any subsequent default with respect to the same or any other provision hereof. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the party granting the waiver.

Article 15 - NOTICES

Except as otherwise herein provided, all notices to be served or notified to the Parties hereunder shall (a) be mailed by internationally recognized courier service or by registered airmail return receipt requested to their respective addresses listed below or to any other address subsequently communicated in writing, or (b) delivered by e-mail marked as being of high importance to the e-mail address set forth below (to be confirmed by written notice sent in the manner set forth in clause (a)), and shall be deemed to have been given [*] Business Days after the day on which such mailing is made, or on the next Business Day after the day on which it is sent in the case of any e-mail which is followed by written notice as aforesaid.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Party	Address

to Salix:	Salix Pharmaceuticals, Inc.

Attn: General Counsel

8510 Colonnade Center Drive

Raleigh, North Carolina 27615 United States

with copies (which shall not constitute notice) to:

Salix Pharmaceuticals, Inc.

Attn: Executive Vice President Business Development

8510 Colonnade Center Drive

Raleigh, North Carolina 27615 United States

E-Mail: [*]

and

Covington & Burling LLP

1201 Pennsylvania Avenue, N.W.

Washington, D.C. 20004 United States

Attention: Edward C. Britton, Esq.

E-mail: ebritton@cov.com

to AWH:	Alfa Wassermann Hungary Kft.

Attn: Dr. Emília Zubornyák

Garibaldi u.4.

Budapest 1054 Hungary

Email: [*]

with copies (which shall not constitute notice) to:

Alfa Wassermann, Inc.

4 Henderson Drive

West Caldwell, New Jersey 07006 United States

Attention: Ira S. Nordlicht, President and Chief Executive Officer

E-mail: [*]

and

Nordlicht & Hand

800 Westchester Avenue

Rye Brook, New York 10514 United States

Attention: Brian M. Hand, Esq.

E-mail: [*]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Article 16 - SEVERABILITY

If any part of this Agreement is held unenforceable or in conflict with the applicable laws or regulations of any applicable jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of the invalid or unenforceable part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the Parties hereto.

Article 17 - HEADINGS AND CONSTRUCTION

17.1 Headings. Headings are inserted for convenience and shall not by themselves define, describe, extend, limit or determine the interpretation of this Agreement.

17.2 References. References in this Agreement to Sections, Articles and Exhibits refer to Sections and Articles of, and Exhibits to, this Agreement except as otherwise specifically noted.

17.3 Rules of Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” shall be interpreted in accordance with its ordinary meaning as the context indicates. The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term.

Article 18 - COUNTERPARTS

This Agreement may be executed in two or more counterparts each of which shall be deemed an original and which together shall constitute one and the same instrument.

Article 19 - MUTUAL DRAFTING

This Agreement constitutes the joint product of the Parties hereto. Each provision has been subject to the mutual consultation and agreement of such Parties and shall not be construed for or against either of them based on authorship.

Article 20 - THIRD PARTY RIGHTS

No provision of this Agreement is intended to be enforceable by any person other than the Parties hereto and their permitted assigns, and Parties entitled to indemnification pursuant to Article 9 -.

Article 21 - RELATIONSHIP OF THE PARTIES

It is expressly agreed that AWH, on the one hand, and Salix, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither AWH, on the one hand, nor Salix, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

Article 22 - PERFORMANCE BY AFFILIATES

Each of AWH and Salix acknowledges that its performance of its obligations and its exercise of rights under this Agreement may be performed or exercised, respectively, by Affiliates of AWH and Salix. Each of AWH and Salix guarantees performance of this Agreement by any of its Affiliates.

Article 23 - FURTHER ASSURANCE

Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

(Signatures appear on the next page)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SALIX PHARMACEUTICALS, INC.		ALFA WASSERMAN HUNGARY KFT.

By:	/s/ Rick Scruggs	By:	/s/ Dr. Emília Zubornyák

Name:	Rick Scruggs	Name:	Dr. Emília Zubornyák

Title:	EVP Business Development	Title:	Managing Director

Alfa Wassermann S.p.A., a corporation incorporated under the laws of Italy, hereby guarantees to Salix Pharmaceuticals, Inc., one of the two parties to the foregoing agreement, the full and timely performance by Alfa Wassermann Hungary Kft., the other party to the foregoing agreement and an Affiliate of the said Alfa Wassermann S.p.A, of all of the said Alfa Wassermann Hungary Kft.’s obligations under the said agreement. This is a guarantee of performance and not merely of payment.

ALFA WASSERMANN S.p.A

By:	/s/ Andrea Golinelli

Name:	Andrea Golinelli

Title:	Chief Strategy Officer

[Signature page for Trademark License Agreement (Alfa to Salix)]

EXHIBIT A

Domain Names

[*]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.